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                                                                      EXHIBIT 11

                           CSP INC. AND SUBSIDIARIES

            BASIC AND DILUTED EARNINGS (LOSS) PER SHARE COMPUTATION (Dollars and shares in thousands, except per share amounts)

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
                                                         Fiscal Years Ended
                                                               August
                                                        ----------------------
                                                         2001     2000   1999
                                                        -------  ------ ------
Net income (loss) per common share--basic:
Net income (loss)...................................... $(2,885) $  675 $1,259
Weighted average common shares outstanding.............   3,527   3,572  3,597
Net income (loss) per common share--basic.............. $ (0.82) $ 0.19 $ 0.35

Net income (loss) per common share--diluted:
Net income (loss)...................................... $(2,885) $  675 $1,259
Weighted average common shares outstanding.............   3,527   3,572  3,597
Add: net additional common shares upon exercise of
 stock options.........................................     --       91     44
                                                        -------  ------ ------
Weighted average common shares outstanding--dilutive...   3,527   3,663  3,641
Net income (loss) per common share--diluted............ $ (0.82) $ 0.18 $ 0.35
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